NEWS RELEASE

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
Agreement to Acquire Communications Supply Holdings, Inc.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, October 3, 2006 — WESCO International, Inc. [NYSE: WCC] today announced that it has entered into a definitive purchase agreement to acquire Communications Supply Holdings, Inc. from Harvest Partners LLC, a New York based private equity firm. The transaction is subject to certain customary conditions, including regulatory approvals required under the Hart-Scott-Rodino Act. The acquisition will be financed utilizing WESCO’s existing credit facilities and other indebtedness to be determined.
Communications Supply Corporation, Inc. (CSC), the operating subsidiary of Communications Supply Holdings, Inc. with headquarters in Carol Stream, Illinois, was founded in 1972. CSC had 2005 sales of $431 million and year-to-date sales as of August 31, 2006 of approximately $394 million. Full year 2006 revenues are estimated to be approximately $600 million. The company is a leading national distributor of low voltage network infrastructure and industrial wire and cable products. Through its network of 32 branches, CSC distributes a full range of products to support advanced connectivity for voice and data communications, access control, security surveillance, and building automation. CSC’s sales force consists of over 300 associates, and its marketing activities reflect a strong focus on the Fortune 1000 and large institutional customers in the United States.
Mr. Roy W. Haley, WESCO’s Chairman and Chief Executive Officer, stated, “Communications Supply is a very well-run company with an outstanding track record of above-market growth and profitability. The addition of CSC to WESCO’s existing business and infrastructure is consistent with our growth strategy, and this acquisition positions WESCO as a leading provider of data communications products in North America. Our intent is to rapidly build on this position by offering a broader array of products to WESCO’s substantial national accounts, contractor and other end market customers. We also believe that the fragmented nature of the low voltage and data communications supply industry will likely lead to additional acquisition opportunities.”

Mr. Steven J. Riordan, CSC’s President and Chief Executive Officer, added “The combination of these two leading distributors will create a dynamic enterprise. CSC has been recognized for delivering measurable value and outstanding support to its customers and suppliers. We believe that our customers will gain even greater access to products and product expertise, providing them with one-stop shopping. We are looking forward to our role in providing leadership to the existing WESCO datacom business within the United States.” Mr. Riordan will continue in his role as President of CSC while also serving as a member of WESCO’s senior leadership team.
Mr. Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer, stated, “We are excited about the addition of Communications Supply Corporation, as it significantly extends WESCO’s value proposition of providing a broad array of products and services to our diversified customer base. We are also very pleased that the proven and experienced management team will remain intact and assume expanded responsibilities for enhancing our sales and service capabilities. We will look for ways to apply WESCO’s national distribution capabilities, strategic account relationships, and LEAN process improvement techniques to CSC’s existing business. We will also be identifying and adopting effective business practices successfully utilized by CSC. These activities should provide significant sales opportunities, and operational and administrative synergies.”
Mr. Van Oss added, “The acquisition of Communications Supply Corporation is expected to close in early November 2006. We expect this acquisition to be immediately accretive, and we estimate an improvement to WESCO’s earnings per share of $0.04 in 2006 and $0.35 to $0.40 in 2007.”
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2005 annual sales were approximately $4.4 billion. The Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates eight fully automated distribution centers and approximately 370 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as the Company’s other reports filed with the Securities and Exchange Commission.